Exhibit 10.22

2009 CODEXIS EXECUTIVE INCENTIVE COMPENSATION PLAN

1.	Objective

The objective of the Codexis, Inc. (the “Company”) Executive Incentive Compensation Plan (the “Plan”) is to increase shareholder value. Its intent is to reward those individuals whose responsibilities and performance have a significant bearing on achieving this objective.

2.	Effective Date

This Plan is effective as of January 1, 2009, continuing in effect through December 31, 2009 or until earlier amended or terminated by the Compensation Committee of the Board of Directors (the “Compensation Committee”).

3.	Participation & Eligibility

The following positions will be eligible for participation in the Plan: President & CEO, Senior Vice President, and Vice President. Participants under the Plan have been designated on Exhibit A (attached). Participants may be added to the Plan only upon the specific authorization by the Board and Participation Notification Letter (a sample of which is attached as Exhibit B).

4.	Target Bonus

A.	Base Salary – the total salary paid to a Participant by the Company during 2009 following the date of the Participant’s inclusion in the Plan, excluding amounts paid under any other Company incentive or bonus plan, relocation or benefit program.

B.	Individual Target Percentage – a Participant’s annual bonus goal expressed as a percentage of Base Salary, specified in Participant Notification Letter.

C.	Target Bonus – Base Salary multiplied by Individual Target Percentage.

5.	Metrics

•

Company Financial Performance Factor – The Compensation Committee shall make all determinations with respect to the Company’s Financial Performance Factor, including, without limitation, the performance measures, targets and achievement levels.

2009 Codexis Executive Incentive Plan Summary	Page 1 of 3

Codexis Confidential

•

Company Non-Financial Performance Factor – The Compensation Committee shall make all determinations with respect to the Company’s Non-Financial Performance Factor, including, without limitation, the performance measures, targets and achievement levels.

•

Participant Goal Achievement Factor – The Compensation Committee shall make all determinations with respect to the Participant Goal Achievement Factor, including, without limitation, group and individual objectives and achievement targets and levels.

6.	Calculation of Bonus

•	Each Participant’s bonus will be calculated as follows:

(Target Bonus)

X

(Company Financial Performance Factor + Company Non-Financial Performance Factor)

X

(Participant Goal Achievement Factor)

7.	General Provisions

A.	Payment of Awards – The Bonus will be paid within 45 days following Board review of the Company’s year-end financial statements and approval of the bonus payout, as recommended by the Company’s CEO and CFO.

B.	Changes or Amendments – While the Company has every intention of maintaining the Plan through December 31, 2009, the Company reserves the right to revise, alter, amend or terminate the Plan at any time. All decisions of the Company are final. The Plan does not constitute a contract of employment or alter the “at-will” status of employment. Any changes to the Plan require the approval of the President & CEO and the Compensation Committee, and must be in writing.

C.	Pro Rata Participation – If a Participant (i) is authorized to participate during an annual period in progress, (ii) receives an increase in Base Salary or is promoted causing an adjustment in his or her Individual Target Percentage, or (iii) ceases to be a Participant during the year but otherwise remains eligible to receive payments under the Plan, the Participant’s Bonus will be prorated as follows: (a) in the cases of (i) and (iii) prorated for only the period of participation eligibility; and, (b) in the case of (ii), prorated for the Individual Target Percentage in effect for the periods before and after the promotion.

Employees whose date of hire is after October 1, 2009 will not be eligible for a Bonus payout from the 2009 Plan.

2009 Codexis Executive Incentive Plan Summary	Page 2 of 3

Codexis Confidential

D.	Employment as a Condition Precedent – Except in cases of death or permanent disability, no Bonus under this Plan will be paid unless the Participant is an employee of the Company or any of its subsidiaries, affiliates or successors when the Bonus is payable.

E.	Incentive Payments for Benefits Purposes – Payments under this Plan will not qualify for employee group insurance purposes.

F.	Confidentiality – All information disclosed in this Plan document is proprietary to the Company. Disclosure of the Plan document or its terms to anyone other than those currently employed by the Company who have a need to know its contents is considered a breach of the Participant’s obligation of confidentiality.

G.	Disputes – All disputes with respect to this Plan will be resolved by the Board, whose decision will be final

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